SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) August 11, 2004

                              SITI-Sites.com, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                             0-15596                 75-1940923
(State or other jurisdiction         (Commission             IRS Employer
of incorporation or organization)    File Number)            Identification No.)

                 47 Beech Road, Englewood, New Jersey           07631
               (Address of principal executive offices)       (Zip Code)

            111 Lake Avenue, Suite #7, Tuckahoe, New York       10707
                 (Address of Chief Financial Officer)         (Zip Code)

Registrant's telephone number, including area code (212) 925-1181

          (Former name or former address, if changed since last report)

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT

      Barclay V. Powers has resigned from the Board of Directors of Siti-sites.com, Inc ( the "Company" or "SITI" ), effective as of August 11, 2004. He stated that his resignation was due to other commitments, and that he felt he could not devote the proper amount of time needed for the activities of SITI. His services to the Company over the past five years were substantial, and the remaining officers and directors expressed their gratitude for his commitment and his efforts. The two remaining members of the Board have elected Gladys Powers as a Director of the Company.

      Gladys Powers has been married to the Chairman/CEO nearly 49 years. She is 77 years old and is generally familiar with all of the Company's activities as a result of regular briefings by Mr. Powers, and her occasional help in reviewing drafts of many Company materials and has published articles for Siti over the past five years. She is a trained author, having earlier written several television dramatic plays, documentaries and stage plays, with several New York workshops and a substantial Off-Broadway production. She received her B.A. at the University of Washington in Seattle, attended graduate literature and writing programs at Oxford, the Sorbonne, at Columbia University and in a fellowship at the Yale Drama School. She is currently working on screen plays at her home offices. Mrs. Powers is expected to be an active participant in the business of the Board of Directors because of her substantial stock interest in Siti through Lawrence Powers and her son, Barclay. Her shareholder interest is coupled with her knowledge of all present Company activity, and her experience in reviewing with Mr. Powers his various business ventures, and knowing his partners and associates, over a lengthy career since 1956.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 11, 2004

                                         SITI-Sites.com, Inc.


                                         By /s/ Lawrence M. Powers
                                            ----------------------
                                            Lawrence M. Powers
                                            Chief Executive Officer and
                                            Chairman of the Board of Directors